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                                                                     EXHIBIT 5.1

                              Goodwin Procter LLP
                               Counsellors at Law
                                 Exchange Place
                             Boston, MA 02109-2881
                               T: (617) 570-1057
                               F: (617) 523-1231

                                 March 29, 2001

AvalonBay Communities, Inc.
2900 Eisenhower Avenue, Suite 300
Alexandria, VA 22314

    Re: Legality of Securities to be Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

    This opinion is delivered in our capacity as counsel to AvalonBay Communities, Inc., a Maryland corporation (the "Company"), in connection with the Company's registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, which relates to the sale from time to time of an indeterminate amount of debt securities ("Debt Securities"), shares of preferred stock, par value $.01 per share ("Preferred Stock"), shares of common stock, par value $.01 per share ("Common Stock"), and the rights (the "Rights") to purchase shares of Series E Junior Participating Cumulative Preferred Stock, par value $.01 per share, which are attached to all shares of Common Stock, or any combination of Debt Securities, Preferred Stock and Common Stock and the associated Rights (collectively, the "Securities"), having a maximum aggregate public offering price of $750,000,000. The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a "Prospectus Supplement") to the prospectus contained in the Registration Statement.

    We have examined the charter of the Company, as amended and on file with the Maryland State Department of Assessments and Taxation, the bylaws of the Company, as amended, such records of corporate proceedings of the Company as we have deemed appropriate for the purposes of this opinion, the Registration Statement and the exhibits thereto.

    Based upon the foregoing, we are of the opinion that (i) when the Securities are specifically authorized for issuance by the Company's Board of Directors or an authorized committee thereof (the "Authorizing Resolution"), (ii) upon receipt by the Company of the full consideration therefor as provided in the Authorizing Resolution and (iii) upon the issuance of the Securities as described in the Registration Statement and a Prospectus Supplement that is consistent with the Authorizing Resolution, the Securities will be legally issued, fully paid and nonassessable.

    We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement.

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                                               Very truly yours,

                                               /s/ GOODWIN PROCTER LLP
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                                               GOODWIN PROCTER LLP
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